UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 3, 2025, Matthews International Corporation (the “Company”) updated its internal employee intranet site and website www.matw.com/investors, which contain information relating to the Company’s 2025 Annual Meeting of Shareholders, including a letter to shareholders issued on the same date (the “Shareholder Letter”). A copy of the updated intranet and website content, including the Shareholder Letter, can be found below.

IMPORTANT INFORMATION FOR EMPLOYEE SHAREHOLDERS Your Board of Directors and management team are focused on enhancing the value of your investment in Matthews. At the upcoming Annual Meeting scheduled for February 20,2025, you will have a critical decision to make regarding the composition of the Company’s Board that impacts the future of the Company and the value of your investment. The following information explains what you need to know and do: Shareholder Letter (February_], 2025). Committed to Shareholder Value Creation Definitive Proxy. Statement Shareholder Letter (January_12, 2025). Shareholder Letter (January.10, 2025). Frequently Asked Questions (January 13, 2025)

Important Information for Shareholders Your Board of Directors and Management Team are focused on enhancing the value of your investment in Matthews. At the upcoming Annual Meeting scheduled for February 20, 2025, you will have a critical decision to make regarding the composition of the Company’s Board that impacts the future of the Company and the value of your investment. The following information explains what you need to know and do: Shareholder Letter (February 3, 2025) Committed to Shareholder Value Creation Definitive Proxy Statement Shareholder Letter (January 22, 2025) Shareholder Letter (January 10, 2025) Frequently Asked Questions (January 13, 2025)